Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Starry Group Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share	Rule 457(h)	7,607,901 (2)	$2.69 (6)	$20,465,253.69	$0.0000927	$1,897.13

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	819,012 (3)	$4.28 (7)	$3,505,371.36	$0.0000927	$324.95

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	47,723,778 (4)	$4.28 (7)	$204,257,769.42	$0.0000927	$18,934.70

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	9,544,756 (5)	$4.28 (7)	$40,851,555.60	$0.0000927	$3,786.94

Total Offering Amounts					$269,079,950.07		$24,943.72

Total Fee Offsets (8)							$ —

Net Fee Due							$24,943.72

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) that become issuable under the Registrant’s Amended and Restated 2014 Stock Option and Grant Plan (the “2014 Plan”), the Registrant’s 2022 Incentive Award Plan (the “2022 Plan”) and the Registrant’s 2022 Employee Stock Purchase Plan (the “2022 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration or conversion of the Registrant’s Class A Common Stock that increases the number of outstanding shares of Class A Common Stock.

(2)	Represents 7,607,901 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the exercise of outstanding stock options granted under the 2014 Plan.

(3)	Represents 819,012 shares of Class A Common Stock as of the date of this Registration Statement issuable upon the settlement of restricted stock units granted under the 2014 Plan.

(4)

Represents 47,723,778 shares of Class A Common Stock reserved for issuance under the 2022 Plan as of the date of this Registration Statement, which includes 22,775,288 shares of Class A Common Stock initially reserved for issuance under the 2022 Plan, plus an additional 24,948,490 shares of Class A Common Stock that may become issuable under the 2022 Plan pursuant to its terms.

(5)

Represents 9,544,756 shares of Class A Common reserved for issuance under the 2022 ESPP as of the date of this Registration Statement, which includes 4,555,058 shares of Class A Common Stock initially reserved for issuance under the 2022 ESPP plus an additional 4,989,698 shares of Class A Common Stock that may become issuable under the 2022 ESPP pursuant to its terms.

(6)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $2.69 per share, the weighted-average exercise price of stock option awards outstanding under the 2014 Plan as of the date of this Registration Statement.

(7)

Pursuant to Rule 457(c) and 457(h) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $4.28, which is the average of the high and low prices of shares of Class A Common Stock as reported on The New York Stock Exchange on June 16, 2022 (such date being within five business days of the date that this Registration Statement was filed with the U.S. Securities and Exchange Commission).

(8)	The Registrant does not have any fee offsets.